UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Last Event Report): June 25, 2007

ELANDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 Cordova Road

Suite 312

Fort Lauderdale, FL 33316

(Address of principal executive offices) (Zip Code)

(954) 728-9090

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective June 25, 2007, Stanford International Bank Ltd., our principal stockholder (“Stanford”), purchased from Elandia, Inc. (“Elandia”) (i) a Convertible Promissory Note in the amount of $5,000,000 (the “Note”); and (ii) a Warrant granting to Stanford, and/or its assigns, the right to purchase up to 300,000 shares of common stock of Elandia (the “Warrant”). The Note has a four-year term, with all principal being due and payable at maturity, and bears interest at an annual rate of 10%, accruing and payable on the 24-month anniversary of the date of the Note and then quarterly thereafter. The Note will, at the option of Stanford, be convertible, in whole or in part, into shares of our Series A Convertible Preferred Stock at an initial conversion price of $5.00 per share, at such time as we authorize the creation and issuance of shares of Series A Convertible Preferred Stock.

In consideration for facilitating this investment by Stanford, Stanford Group Company, an affiliate of Stanford (“SGC”), was paid a placement and advisory fee of $500,000 as well as issued warrants granting to SGC, and/or its assigns, the right to purchase up to 50,000 shares of our common stock. The warrants granted to Stanford and SGC are exercisable at a price of $5.00 per share and for a term of seven years.

This investment was made pursuant to the Convertible Note Purchase Agreement dated February 16, 2007, between Elandia and Stanford, which was previously described in, and filed as an exhibit to, our Current Report on Form 8-K dated February 16, 2007.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Form of Warrant issued by Elandia in favor of Stanford dated June 25, 2007.

10.1	Convertible Promissory Note dated June 25, 2007 issued by Elandia in favor of Stanford.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA, INC.

Dated: June 28, 2007	By:	/s/ Harley L. Rollins
Harley L. Rollins, Chief Financial Officer